EXHIBIT 99.1

Karl M. von der Heyden Joins DreamWorks Animation Board of Directors

Glendale, California – October 26, 2005 – DreamWorks Animation (NYSE: DWA) today announced the election of Karl M. von der Heyden to its Board of Directors.

Mr. von der Heyden served as Vice Chairman, a member of the Board of Directors and Chief Financial Officer of PepsiCo, Inc. from September 1996 to February 2001. During that period he was instrumental in the company’s spin-off of its restaurant operations, the acquisitions of Tropicana and Quaker Oats, and the IPO of the Pepsi Bottling Group.

Mr. von der Heyden had previously served as Co-chairman and CEO of RJR Nabisco and as interim CEO of Metallgesellschaft Corp., where he led the restructuring of the company. Earlier in his career, Mr. von der Heyden was Senior Vice President, Chief Financial Officer and a Director of H.J. Heinz Company.

He currently serves on the boards of Aramark, Inc., Federated Department Stores, Inc., PanAmSat Corp. and the New York Stock Exchange, and is a trustee of The American Academy in Berlin, Duke University, and the National Humanities Center. He has also served as Chairman of the Financial Accounting Standard Board’s Advisory Council (FASAC).

Said Jeffrey Katzenberg, DreamWorks Animation CEO, “I am delighted to welcome Karl to our Board of Directors. His strong financial background, clear international perspective and experience in consumer-oriented businesses make him a superb addition to our world-class Board. I look forward to benefiting from his insights in the years ahead.”

DreamWorks Animation Chairman Roger Enrico added, “Having worked with Karl at PepsiCo, I know first-hand the proven leadership skills and invaluable business expertise he will bring to our Board, and I very much look forward to working with him again.”

Mr. von der Heyden, a native of Berlin, Germany, attended the Free University of Berlin. He graduated from Duke University in 1962 and obtained an M.B.A. from the Wharton School of the University of Pennsylvania in 1964.

DreamWorks Animation’s Board of Directors also includes: Roger Enrico, Chairman of DreamWorks Animation SKG, Inc.; Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation SKG, Inc.; Paul Allen, Chairman of Vulcan, Inc.; Lewis W. Coleman, Former President of Gordon and Betty Moore Foundation; David Geffen, Co-Founder of DreamWorks; Mellody Hobson, President of Ariel Capital Management; Nathan Myhvrold, Chief Executive Officer of Intellectual Ventures; Howard Schultz, Chairman and Chief Global Strategist of Starbucks Corporation; and Meg Whitman, President and CEO of eBay.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of nine animated feature films, including Antz, Shrek, Shrek 2, Shark Tale and Madagascar. DreamWorks Animation’s newest release, Wallace & Gromit: Curse of the Were-Rabbit, opened in theaters October 7, 2005.

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Contacts:

Investors	Media
Rich Sullivan	Bob Feldman
DreamWorks Animation Investor Relations	DreamWorks Animation Public Relations
(818) 695-3900	(818) 695-6677
ir@dreamworksanimation.com

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